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                                                                     EXHIBIT 5.1

                   [WEIL, GOTSHAL & MANGES LLP LETTERHEAD]



                                                     September 11, 1997


New RES, Inc.
8750 North Central Expressway
Suite 2000
Dallas, Texas  75231

Gentlemen:

     We have acted as counsel to New RES, Inc., a Delaware corporation (the "Company"), and EXCEL Communications, Inc. ("EXCEL"), a Delaware corporation, in connection with the preparation, authorization, execution and delivery of, and the consummation of the transactions contemplated by, the Agreement and Plan of Merger (the "Agreement"), dated as of June 5, 1997, by and among the Company, EXCEL, T-Sub, Inc., E-Sub, Inc. and Telco Communications Group, Inc. ("Telco"). Pursuant to the Agreement, the Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 (the "Registration Statement") in connection with the issuance of shares of common stock, par value $0.001 per share, of the Company ("Common Stock"). The Registration Statement contains the Joint Proxy Statement of EXCEL and Telco and the Prospectus with respect to the Common Stock (collectively, the "Joint Proxy Statement/Prospectus").

     In acting as counsel to the Company, we have participated in the preparation of the Agreement, the Registration Statement and the Joint Proxy Statement/Prospectus and have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

     In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural








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New RES, Inc.
September 11, 1997
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persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company contained in the Agreement.

     Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the shares of Common Stock to be issued pursuant to the Registration Statement have been duly authorized and, when issued as contemplated by the Agreement, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of a copy of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

     The opinions expressed herein are limited to the corporate laws of the State of Delaware and the federal securities laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

     The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein. Except as otherwise provided herein, those opinions may not be used or relied upon by any other person, nor may this letter or any copies hereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent.

                                              Very truly yours,



                                              /s/ Weil, Gotshal & Manges LLP